Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Pierce

Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.pierce@startek.com

StarTek, Inc. Reports Fourth Quarter and Full Year 2009 Results

Annual Revenue Grows 6.1%; EPS of $0.31 for 2009

DENVER — February 19, 2010 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the fourth quarter and full year ended December 31, 2009.  The Company reported fourth quarter 2009 revenue of $72.5 million and annual revenue of $289.0 million.  Net income was $0.06 per share in the fourth quarter of 2009 and $0.31 per share for the year ended December 31, 2009.

Financial Highlights

Revenue in the fourth quarter of 2009 decreased 1.1% from $73.4 million in the fourth quarter of 2008 and was flat with the third quarter of 2009.  For the full year, revenue increased 6.1% from $272.3 million in 2008.  Revenue increased year-over-year due primarily to $14.6 million of incremental revenue from new sites that were launched in 2008, net of site closures in the period.  Revenue was flat from third quarter of 2009 as revenue growth from the ramp of the Company’s Makati, Philippines site was offset by a decline in call volumes from the Company’s second largest client.

Gross margin was 16.2% in the fourth quarter of 2009, compared to 10.9% in the fourth quarter of 2008, and 18.6% in the third quarter of 2009.  The decline from the third quarter of 2009 was due to a soft holiday season and increased training expenses, resulting from a previously disclosed hiring issue.  The growth compared to 2008 was the result of improvement in U.S. to Canadian dollar exchange rates, higher utilization in the Philippines and the closure of underperforming sites.

SG&A expense increased to $11.5 million in the fourth quarter of 2009, compared to $10.3 million in the fourth quarter of 2008, and $11.1 million in the third quarter of 2009.  The increase compared to the third quarter of 2009 and fourth quarter of 2008 was due primarily to higher payroll costs associated with strategic investments in new technology, shared services, process improvement programs, the StarTek@Home platform and the launch of new global facilities.

The Company reported net income of $0.9 million, or $0.06 per share, in the current quarter, compared to a net loss of $3.1 million, or $0.21 per share, in the fourth quarter of 2008.  Net income in the fourth quarter of 2009 included a tax benefit of $0.6 million, or $0.04 per share.   Net income in 2009 was $4.7 million, or $0.31 per share, compared to a net loss $9.9 million, or $0.67 per share in 2008.

Operational Highlights

During the fourth quarter, the Company:

•                  Received three new program commitments with two existing customers for its Philippine facilities, representing approximately 900 seats

•                  Signed its first insurance vertical client

•                  Completed the build-out of new Costa Rica facility

•                  Began pilots on new StarTek@Home platform

•                  Received final approval of its settlement of the securities class action lawsuit from the federal court and dismissal of the case

2009 was a successful year for StarTek.  During the year, the Company:

•                  Grew revenue 6.1%, improved gross margins from 12.5% to 17%, and delivered $0.31 of EPS

•                  Secured a new 440-seat facility in Costa Rica for launch in March 2010 with approximately 25% currently committed

•                  Established the upgraded StarTek@Home platform with pilots running for three clients

•                  Positioned itself for future growth by signing five new clients representing deals for over 500 seats

•                  Improved site utilization across all segments from 62% company-wide in 2008 to 70% in 2009

•                  Executed on its site optimization strategy by closing one underperforming location in Regina, Canada

•                  Expanded its technology service offerings which include hosted IT infrastructure and application services encompassing interactive voice response (IVR), virtual queuing, voice over IP (VoIP) phone service, workforce management and quality assurance

Recent Events

Thus far in 2010, the Company continued to make progress on many of its strategic initiatives, in which it:

•                  Signed a lease for a second Philippine facility that will accommodate over 2,100 agent seats

•                  Closed a facility in Laramie, Wyoming and transitioned all of the work to its Greeley, Colorado site and to StarTek @Home.

•                  Announced the March 2010 closure of its Thunder Bay, Ontario, Canada site as part of the ongoing site optimization strategy to close underperforming sites that are not financially viable

In addition, the Company closed its site in Victoria, Texas due to the loss of an existing client program.  The Company is evaluating whether to use the site for other programs or enter into a sublease.

“We had a successful year in 2009. We returned to profitability, and made significant progress on key initiatives that will lead to continued growth in 2010,” stated Larry Jones, StarTek’s President and CEO.  “I am particularly pleased with the new business signed during the year, the acceleration of our offshore expansion, the progression of our StarTek @Home platform, and our new technology offerings.  While we expect the investment in these initiatives to create financial headwinds in early 2010, they should also generate returns that will deliver continued revenue and profitability growth for the year.”

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further, a visual presentation will accompany the Company’s earnings call which may be found on the Company’s website.  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, February 19, 2010, to discuss the fourth quarter and full year 2009 financial results, at 9:00 a.m. MDT (11:00 a.m. EDT).  To participate in the teleconference, please call toll-free 866-770-7051 (or 617-213-8064 for international callers) and enter “68129784”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, and back-office support. Headquartered in Denver, Colorado, StarTek offers 19 delivery centers located in the Philippines, Costa Rica, Canada, and the United States, and provides virtual expansion with its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to unfavorable economic conditions, inability to renew or replace sources of capital funding, the value of the Company’s investment securities, reliance on two significant customers, consolidation of customers,  trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, the Company’s productivity and utilization, fulfillment of remaining conditions in the settlement of a securities suit, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services, a volatile stock price, compliance with Sarbanes-Oxley Act of 2002 requirements.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue	$72,517	$73,351	$288,980	$272,338
Cost of services	60,742	65,339	239,879	238,346
Gross profit	11,775	8,012	49,101	33,992
Selling, general and administrative expenses	11,531	10,292	43,196	40,814
Impairment losses and restructuring charges	—	3,271	6,437	9,225
Operating income (loss)	244	(5,551)	(532)	(16,047)
Net interest and other income (expense)	6	(41)	(210)	55
Income (loss) from continuing operations before income taxes	250	(5,592)	(742)	(15,992)
Income tax benefit	(625)	(2,395)	(751)	(6,301)
Net income (loss) from continuing operations	875	(3,197)	9	(9,691)
Income (loss) from discontinued operations, net of tax	—	56	4,640	(210)
Net income (loss)	$875	$(3,141)	$4,649	$(9,901)

Basic net income (loss) per share from:
Continuing operations	$0.06	$(0.22)	$0.00	$(0.66)
Discontinued operations	—	0.01	0.31	(0.01)
Net income (loss)	$0.06	$(0.21)	$0.31	$(0.67)

Diluted net income (loss) per share from:
Continuing operations	$0.06	$(0.22)	$0.00	$(0.66)
Discontinued operations	—	0.01	0.31	(0.01)
Net income (loss)	$0.06	$(0.21)	$0.31	$(0.67)

Weighted average shares outstanding
Basic	14,823	14,732	14,792	14,713
Diluted	14,971	14,732	14,837	14,713

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash, cash equivalents and investments	$20,091	$18,017
Trade accounts receivable	50,521	51,510
Other current assets	14,794	8,133
Total current assets	85,406	77,660

Property, plant and equipment, net	58,045	59,608
Other assets	5,617	9,596
Total assets	$149,068	$146,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$24,973	$26,796
Current portion of long-term debt	—	3,295
Total current liabilities	24,973	30,091

Long-term debt, less current portion	—	3,199
Other liabilities	7,379	6,555
Total liabilities	32,352	39,845

Stockholders’ equity	116,716	107,019
Total liabilities and stockholders’ equity	$149,068	$146,864

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating Activities
Net income (loss)	$875	$(3,141)	$4,649	$(9,901)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,169	4,330	15,977	17,803
Impairment losses	—	1,866	1,756	5,936
Non-cash compensation cost	550	439	1,987	1,493
Changes in operating assets & liabilities and other, net	(2,529)	(10,726)	(8,715)	(3,715)
Net cash provided by (used in) operating activities	3,065	(7,232)	15,654	11,616
Investing Activities
(Purchases of) proceeds from investments available for sale, net	(2)	6,513	8,019	7,358
Purchases of property, plant and equipment	(4,102)	(5,015)	(14,683)	(27,979)
Proceeds from the sale of discontinued operations	—	—	7,075	—
Net cash (used in) provided by investing activities	(4,104)	1,498	411	(20,621)
Financing Activities
Payments on borrowings	—	(793)	(6,855)	(3,835)
Other financing, net	(3)	54	6	113
Net cash used in financing activities	(3)	(739)	(6,849)	(3,722)
Effect of exchange rate changes on cash	170	100	795	(719)
Net (decrease) increase in cash and cash equivalents	(872)	(6,373)	10,011	(13,446)
Cash and cash equivalents (not including investments) at beginning of period	20,463	15,953	9,580	23,026
Cash and cash equivalents (not including investments) at end of period	$19,591	$9,580	$19,591	$9,580